As filed with the Securities and Exchange Commission on February 27, 2003.

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	11-2534306
(State of incorporation)	(I.R.S. Employer Identification Number)

1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004
(202) 393-1101
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
1992 INCENTIVE PLAN
(Full title of the plan)

Bernard A. Girod
Vice Chairman of the Board of Directors and Chief Executive Officer
Harman International Industries, Incorporated
8500 Balboa Blvd.
Northridge, California 91329
(818) 893-8411
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
James E. O’Bannon
Jones Day
2727 N. Harwood Street
Dallas, Texas 75201
(214) 220-3939

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to	to be	Price per	Offering	Registration
be Registered	Registered (2)	Share (3)	Price (3)	Fee (3)

Common Stock, par value $0.01 per share (1)	1,613,290 shares	$58.8150	$94,885,651.35	$7,676.25

(1)	This Registration Statement also relates to rights to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Harman International Industries, Incorporated (“Rights”) pursuant to the Rights Agreement, dated as of December 13, 1999 (the “Rights Agreement”). As set forth in the Rights Agreement, one Right will be issued together with and attached to each share of common stock, par value $0.01 per share, of Harman International Industries, Incorporated issued after December 27, 1999.

(2)	Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3)	Calculated in accordance with Rule 457(h).

EXPLANATORY NOTE

     This Registration Statement on Form S-8 (this “Registration Statement”) relating to the Harman International Industries, Incorporated 1992 Incentive Plan, as amended (the “Plan”), is being filed to register additional securities of the same class as other securities for which a previously filed registration statement on Form S-8 relating to the Plan is effective.

     Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the content of the Registration Statements on Form S-8 (Registration Nos. 33-60236, 33-59605, 333-02197 and 333-32673) filed by Harman International Industries, Incorporated (the “Company”) with the Securities and Exchange Commission (the “Commission”) with respect to the Plan, including all attachments and exhibits thereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for by Part I of this Registration Statement is included in the Section 10(a) prospectus to be delivered to the persons covered under the Plan and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The Company hereby incorporates by reference into this Registration Statement the following documents (or, as applicable, the portions thereof specified below) filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case as of their respective dates:

     (i)  the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002;

     (ii)  the Company’s Quarterly Reports on Form 10-Q filed on November 14, 2002 and February 14, 2003;

     (iii)  the Company’s Current Report on Form 8-K filed on August 14, 2002;

     (iv)  the description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-09764) filed on October 28, 1987, including any amendments thereto; and

     (v)  the description of the Company’s Rights to purchase Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A (Commission File No. 001-09764) filed on December 16, 1999, including any amendments thereto.

     In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.   Indemnification of Directors and Officers.

     Below is a description of certain provisions of the Restated Certificate of Incorporation (as amended, the “Certificate”) and the Bylaws (as amended, the “Bylaws”) of the Company, and the Delaware General Corporation Law (the “DGCL”), as these provisions relate to the indemnification of directors, officers, employees and agents of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate, the Bylaws and the DGCL.

     Elimination of Liability in Certain Circumstances.

     Article Tenth of the Certificate provides that to the fullest extent provided by law a director will not be personally liable for monetary damages to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. Section 102(b)(7) of the DGCL provides that, in its certificate of incorporation, a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. While Article Tenth of the Certificate provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors’ duty of care. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of the duty of care. The provisions of Article Tenth as described above apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and does not apply to officers of the Company who are not directors.

     Indemnification and Insurance.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines is fair and reasonable in view of all circumstances. Article VIII of the Bylaws provides that the Company will indemnify its directors and officers to the fullest extent provided by Delaware law, thereby affording such persons the protections available to directors, officers, employees and agents of Delaware corporations as summarized above. The Company maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

Item 8.   Exhibits.

4.1	Restated Certificate of Incorporation of Harman International Industries, Incorporated filed with the Delaware Secretary of State on October 7, 1986, as amended by the Certificates of Amendment filed with the Delaware Secretary of State on November 13, 1986, November 9, 1993 and December 14, 2000 (filed as Exhibit 3.1, 4.1 to the Annual Report on Form 10-K (Commission File No. 001-09764) for the fiscal year ended June 30, 2001, and hereby incorporated by reference).

4.2	By-Laws of Harman International Industries, Incorporated, as amended December 13, 1999 (filed as Exhibit 3.2, 4.5 to the Annual Report on Form 10-K (Commission File No. 001-09764) for the fiscal year ended June 30, 2000, and hereby incorporated by reference).

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4.3	Rights Agreement (including a Form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A thereto, a Form Right Certificate as Exhibit B thereto and a Summary of Rights to Purchase of Preferred Stock as Exhibit C thereto) (filed as Exhibit 4.1 to Form 8-A (Commission File No. 001-09764) on December 16, 1999, and hereby incorporated by reference).

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock of Harman International Industries, Incorporated, dated January 11, 2000 (filed as Exhibit 4.3 to the Annual Report on Form 10-K (Commission File No. 001-09764) for the fiscal year ended June 30, 2000, and hereby incorporated by reference).

5.1	Opinion of Jones Day, Dallas, Texas.

23.1	Consent of Jones Day (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney of the directors and certain officers of Harman International Industries, Incorporated.

99.1	Harman International Industries, Incorporated 1992 Incentive Plan, as amended (filed by Harman International Industries, Incorporated as Exhibit B to the Definitive Proxy Statement (Commission File No. 001-09764) on September 15, 1999, and hereby incorporated by reference).

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northridge, State of California, on this 27th day of February, 2003.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Edwin Summers

Edwin Summers Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Sidney Harman	Executive Chairman of the Board of Directors	February 27, 2003

* Bernard A. Girod	Vice Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 27, 2003

* Gregory P. Stapleton	President, Chief Operating Officer and Director	February 27, 2003

* Frank Meredith	Executive Vice President, Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)	February 27, 2003

* Shirley M. Hufstedler	Director	February 27, 2003

* Ann McLaughlin Korologos	Director	February 27, 2003

* Edward H. Meyer	Director	February 27, 2003

* Stanley A. Weiss	Director	February 27, 2003

*	Edwin Summers, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and contemporaneously filed herewith with the Commission.

/s/ Edwin Summers

Edwin Summers Attorney-in-Fact

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INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of Harman International Industries, Incorporated filed with the Delaware Secretary of State on October 7, 1986, as amended by the Certificates of Amendment filed with the Delaware Secretary of State on November 13, 1986, November 9, 1993 and December 14, 2000 (filed as Exhibit 3.1, 4.1 to the Annual Report on Form 10-K (Commission File No. 001-09764) for the fiscal year ended June 30, 2001, and hereby incorporated by reference).

4.2	By-Laws of Harman International Industries, Incorporated, as amended December 13, 1999 (filed as Exhibit 3.2, 4.5 to the Annual Report on Form 10-K (Commission File No. 001-09764) for the fiscal year ended June 30, 2000, and hereby incorporated by reference).

4.3	Rights Agreement (including a Form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A thereto, a Form Right Certificate as Exhibit B thereto and a Summary of Rights to Purchase of Preferred Stock as Exhibit C thereto) (filed as Exhibit 4.1 to Form 8-A (Commission File No. 001-09764) on December 16, 1999, and hereby incorporated by reference).

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock of Harman International Industries, Incorporated, dated January 11, 2000 (filed as Exhibit 4.3 to the Annual Report on Form 10-K (Commission File No. 001-09764) for the fiscal year ended June 30, 2000, and hereby incorporated by reference).

5.1	Opinion of Jones Day, Dallas, Texas.

23.1	Consent of Jones Day (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney of the directors and certain officers of Harman International Industries, Incorporated.

99.1	Harman International Industries, Incorporated 1992 Incentive Plan, as amended (filed by Harman International Industries, Incorporated as Exhibit B to the Definitive Proxy Statement (Commission File No. 001-09764) on September 15, 1999, and hereby incorporated by reference).

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